LogistiCare completes acquisition of Circulation

ATLANTA, GA - September 24, 2018 - LogistiCare Solutions, LLC (“LogistiCare” or the “Company”) today announced that it has completed the previously announced acquisition of Circulation, Inc. (“Circulation”). The acquisition of Circulation significantly advances the Company’s central mission of reducing transportation as a barrier to healthcare.

Circulation offers technology-enabled logistics solutions and analytics for managing non-emergency transportation across healthcare. Its HIPAA compliant digital platform, and digitally integrated transportation network, enables automated administration of transportation benefits and simple ride scheduling and trip assignment by call centers, healthcare facilities, case managers, caregivers, and members/patients. While LogistiCare’s current customer base is primarily focused on state agencies and MCOs servicing Medicaid and Medicare lives, Circulation serves a broader mix of payers and approximately 3,000 healthcare facilities across 45 states.

About LogistiCare

LogistiCare, a wholly-owned subsidiary of The Providence Service Corporation (Nasdaq: PRSC), is the nation's largest manager of non-emergency medical transportation programs for state governments and managed care organizations. Its range of services includes call center management, network credentialing, vendor payment management and non-emergency medical transport management. In 2017, the Company maintained a 99 percent complaint-free service rate while managing over 65 million trips and more than 24 million eligible riders. For more information, visit www.logisticare.com.

About Circulation

Circulation, founded in 2016, and based in Boston, MA, offers a full suite of logistics solutions to manage non-emergency transportation across all areas of healthcare, powered by its HIPAA-compliant digital platform. Circulation enables administration of transportation benefits, proactively monitors for fraud waste and abuse, and seamlessly integrates all transportation capabilities (e.g. outsourced transportation, owned fleets, and other medical logistics services), while placing a new focus on patient convenience and satisfaction. Circulation’s proprietary platform simplifies ordering, improves reliability and efficiency, and reduces transportation spend. Circulation is passionate about improving health outcomes and transforming how consumers consume healthcare products and services.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "demonstrate," "expect," "estimate," "forecast," "anticipate," "should" and "likely" and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, our ability to timely close the acquisition of Circulation and successfully implement and achieve cost synergies and otherwise integrate Circulation following closing and other risks detailed in Providence's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact
Kevin Dotts - Chief Financial Officer
404-888-5862